Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Memorial Resource Development Corp.:

We consent to the incorporation by reference in the registration statement (No. 333 196855) on Form S-8 and (No. 333-205565) on Form S-3 of Memorial Resource Development Corp. of our report dated July 28, 2016, with respect to the consolidated balance sheets of Memorial Resource Development Corp. and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2015, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the Current Report on Form 8-K dated July 28, 2016.

As discussed in Note 1 to the consolidated and combined financial statements of Memorial Resource Development Corp. and subsidiaries, the statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, have been prepared on a combined basis of accounting.

As discussed in Note 1 and Note 2 to the consolidated and combined financial statements, Memorial Resource Development Corp. changed its method of accounting for debt issuance costs effective January 1, 2014 due to the adoption of FASB ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. Additionally, as discussed in Note 1 and Note 2 to the consolidated and combined financial statements, Memorial Resource Development Corp. changed its method of accounting for deferred income taxes effective January 1, 2014 due to the adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

Houston, Texas

July 28, 2016